Exhibit 99.1

Contact : Diana G. Purcel – Chief Financial Officer

        952-294-1300

FOR IMMEDIATE RELEASE

Famous Dave’s Names John F. Gilbert III as CEO and

Christopher O’Donnell as President and COO

MINNEAPOLIS, October 8, 2012—Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced that board member John Gilbert III, has been elected Chief Executive Officer, and Christopher O’Donnell has been elected President and Chief Operating Officer, effective immediately.

Dean Riesen, Chairman of the Board, said, “I believe this team of leaders will create a dynamic opportunity for Famous Dave’s to leverage its great food and service to an even higher level. We are very pleased to be able to combine the marketing, brand and growth capabilities with unsurpassed operational excellence.”

Gilbert has been on the Famous Dave’s board for a year and also serves on the Board of Ignite Restaurant Group, parent of Joe’s Crab Shack. Gilbert served as President and CEO of Vermont Teddy Bear since 2009. Vermont Teddy Bear is a leading ecommerce retailer. Prior to Vermont Teddy Bear, he served as the Chief Marketing Officer for the TJX companies, the world’s largest off-price retailer. Additionally, Gilbert has nearly 20 years of restaurant experience, including top brand leadership roles at Dunkin Donuts, Kentucky Fried Chicken, and TGIFriday’s restaurants.

O’Donnell has been with Famous Dave’s for 15 years serving in numerous operating and executive positions and was elected a member of the Board of Directors in 2008.

“I am excited for the opportunity to lead Famous Dave’s at this juncture,” said Gilbert, “and look forward to working closely with Christopher, as well as the rest of the executive management team, in growing this phenomenal brand. My experience, both in the restaurant industry and on the Famous Dave’s board, tells me that this brand, with its unique BBQ expertise, is well positioned for tremendous growth in the near future.”

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 53 locations and franchises 134 additional units in 34 states and one Canadian Province. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.